Exhibit 99.2



American Water Works: RWE Acquisition
Financial Analysts Q&A


How is the transaction structured?

American Water's common stock that is outstanding at the date of closing will be purchased for $46 per share. At June 30, 2001 the Company had 99,256,000 shares outstanding. American Water Works preferred stock will be redeemed and RWE will assume American Water's outstanding debt at closing. As of June 30, 2001, American Water Works had $2.9 billion in outstanding debt and preferred stock. That, combined with the value of common equity at $46 per share, results in an enterprise value for the transaction of $7.5 billion.


Why did American Water agree to this transaction?

Consolidation will define our future, as it has shaped our past. We have built the largest water company in the United States through a series of consolidations. These started with the coming together of more than 100 small water companies in the late 19th and early 20th centuries, and have continued right up through today, with our pending acquisitions of Azurix North America and the water and wastewater assets of Citizens Communications.

As Jim Barr noted in the Company's annual report, the fundamental trend in our industry toward consolidation is unstoppable - in the United States and internationally. This is because it's essential to access the capital that ensures our consumers receive reliable service, at the most affordable rates, now and in the future.

This is particularly important in a business like water services, which delivers a vital community service that is capital intensive, technologically demanding, and requires continual investment in a massive, aging and expanding infrastructure.


How do you believe this deal will change the US regulated water industry?

Consolidation within the water industry is crucial regardless of whether the assets are owned by municipalities or private investors. American Water Works was built on that business model. American Water Works knows that regulated water service provides the best long-term alternative for customers and we will continue to pursue that business model. Thames Water is experienced in providing service to a significant number of people through regulated businesses. Under their guidance, pursuit of business opportunities that advance industry consolidation will continue. At the same time, American Water Works' goal of expanding service under non-regulated agreements will be enhanced.

Continued . . .


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Analysts Q&A   page 2



Why did you agree to RWE buy-out offer without putting the company on the auction block?

American Water Works did not initiate the discussions for the acquisition. However, once it agreed to begin negotiations, the Company concentrated on achieving the best possible outcome for its investors, customers and the associates who built the organization. We believe the transaction we have announced accomplishes this objective.


How long will it take to complete the transaction?

In addition to shareholder approvals, we anticipate regulatory review in more than half of the states in which we operate, and estimate at least a year will be required to complete that process.


What states will need to review this transaction?

At the present time, a final determination is under review.


Do you anticipate difficulties with the approval process in California?

If approval is required in the state of California, we are confident the Public Utility Commission will recognize the benefit to ratepayers.


Is there a termination date in the agreement?

The agreement allows for termination after 18 months, unless the only remaining conditions are receipt of regulatory approvals, in which case it will be extended for an additional 6 months, plus 60 days if necessary to satisfy waiting periods.


Where can I get a copy of the agreement?

The agreement has been filed with the SEC and is available through EDGAR.


Is there a termination fee in the agreement?

Yes. The agreement calls for a 3% termination fee for both the buyer and seller under certain very well defined circumstances.


What are the multiples for this transaction?

The per-share price represents a 35% premium above the latest closing share price of $34.12, and a 29% premium above the all-time high closing price of $35.60. The enterprise value of $7.5 billion represents a multiple of 12 times EBITDA, 16.4 times EBIT and 28 times EPS for the year 2000. The equity value, based upon the per-share offer price and the number of outstanding shares at June 30, 2001, represents a multiple of 2.7 times above the book value of that equity on that date.


Continued . . .


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Analysts Q&A   page 3


Will there be any impact on earnings between the date of the agreement to the date of closing?

Transaction costs will be expensed as required by proper accounting and will impact earnings. However, provisions in the agreement allow American Water Works to continue paying a dividend and to grow that dividend as much as four cents per year. Therefore, shareholders will not be harmed by these charges to earnings. Other provisions in the agreement compensate American Water Works for these expenses if certain events occur and the transaction is not closed.


Is there likelihood that this transaction will not be completed due to regulatory complications?

While both companies are extremely committed to completion of this transaction, it is impossible to predict the outcome of any part of the approval process, and we will not speculate.


Where can information be found about RWE or Thames?

Both companies have Web sites, and RWE's common stock is publicly traded in Europe. On the Internet, their sites are www.rwe.com and www.thames-water.com.


Will financial information continue to be available, conference calls conducted and questions answered by AWK while the merger transaction proceeds?

As long as the common stock of American Water Works remains publicly traded, the company will comply with SEC and NYSE regulations regarding the filing of financial information. It will conduct conference calls regarding that information and respond to requests for information consistent with SEC and NYSE regulations as has been past practice.


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Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly


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update or revise any forward looking statement, whether as a result of new information, future events or otherwise.


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